Exhibit T3B.164

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STROUD MALL, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Stroud Mall, LLC, a Pennsylvania limited liability company (the “Company”), is made and entered into as of the 31st day of October, 2020, by CBL & Associates Limited Partnership, a Delaware limited partnership, and CBL/Stroud, Inc., a Pennsylvania corporation (herein referred to as the “Members” and individually as “Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under and pursuant to the Act (as defined herein) and is currently governed by that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of November 9, 2000 (collectively, the “Agreement”), by the Members;

WHEREAS, the Agreement contains certain provisions designed to qualify the Company as a bankruptcy remote “special purpose entity” (collectively, the “SPE Provisions”);

WHEREAS, the Company is no longer required to have a limited liability company agreement that contains SPE Provisions; and

WHEREAS, the Members desire to amend and restate the Agreement in its entirety.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Agreement in its entirety as follows:

ARTICLE I

1.1    Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in the Act.

(a)    “Act” means the Pennsylvania Uniform Limited Liability Company Act of 2016 in effect on the date hereof and as may be hereafter amended.

(b)    “Agreement” means this Second Amended and Restated Limited Liability Company Agreement and as may be hereafter amended.

(c)    “Board of Managers” means the Board of Managers of the Company as set forth in Article VIII consisting of the Chief Manager, the Secretary and such other Managers as may be appointed pursuant to Article VIII.

(d)    “Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i)    the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Pennsylvania;

(ii)    provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Board of Managers; and

(iii)    other reserves which, in the discretion of the Board of Managers are necessary for the operation of the Company’s business.

(e)    “Certificate of Formation” means the Certificate of Organization of the Company filed with the Department of State Corporation Bureau of the State of Pennsylvania on April 9, 1998, as amended or amended and restated from time to time.

(f)    “Chief Manager” means the Chief Manager of the Company as described in Article VIII below, or any subsequent Chief Manager as may be elected by the Members.

(g)    “Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

(h)    “Company” means Stroud Mall, LLC, the limited liability company formed by the Members.

(i)    “Managers” means the members of the Company’s Board of Managers as described in Article VIII consisting of the Chief Manager, the Secretary and/or any subsequent or additional Manager as may be elected by the Members. Each Manager is designated as a “manager” of the Company within the meaning of the Act.

(j)    “Members” means CBL & Associates Limited Partnership, a Delaware limited partnership, and CBL/Stroud, Inc., a Pennsylvania corporation.

(k)    “Membership Interest” means each Member’s entire interest in the Company.

(l)    “Net Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(m)    “Net Profits” means the excess of all income of the Company over all expenses of the Company, (including the amount of any gains recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(n)    “Property” means the real estate and all improvements thereon as described on Exhibit “A”.

(o)    “Secretary” means the member of the Board of Managers who is designated as the Secretary of the Company as described in Article VIII, or any subsequent Secretary as may be elected by the Members.

(p)    “Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

ARTICLE II

FORMATION

2.1    Formation. The Members hereby acknowledge the formation of the Company by the filing of the Certificate of Formation with the Pennsylvania Department of State Corporation Bureau by the organizer.

2.2    Name. The name of the Company shall be Stroud Mall, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Board of Managers may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3    Certificate of Formation. The Certificate of Formation as filed with the Pennsylvania Department of State Corporation Bureau on April 9, 1998, by the organizer is hereby adopted and ratified by the Members. In the event of a conflict between the terms of this Agreement and the terms of the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

2.4    Second Amended and Restated Limited Liability Company Agreement. The Members hereby state that except as otherwise provided by the Act or the Certificate of Formation, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5    Offices. The principal executive office of the Company shall be CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Board of Managers.

ARTICLE III

PURPOSE AND POWER

3.1    Purpose. The purpose of the Company shall be engaging in any lawful business. Specifically, but without limitation of the preceding sentence, the Company shall own, lease, operate, manage, improve or otherwise deal with the Property. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and to be characterized, for federal tax purposes, as a partnership subject to Subchapter K of the Code. The Board of Managers shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a partnership under federal tax laws.

3.2    Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1    Capital Contributions. The Members have made the contribution to the capital of the Company in the amount set forth on Exhibit “B” attached hereto.

4.2    Capital Accounts. The Company will maintain for each Member an account designated as his/her “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

ARTICLE V

CASH FLOW

5.1    Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Members subject to any limitations on the Company’s ability to make distributions imposed by the Members’ lenders or by applicable law.

ARTICLE VI

MEMBERS, MEMBER MEETINGS, AND VOTING RIGHTS

6.1    Admission of New Members. No other person shall be made a Member without the unanimous consent of the Members at the time such membership decision is to be made. The Secretary shall revise Exhibit B attached hereto to reflect the admission of new Members. Upon the unanimous consent of the Members, the Company may enter into Contribution Agreements and Contribution Allowance Agreements as defined in the Act. The Secretary shall revise Exhibit “B” attached hereto to reflect any such agreements.

6.2    Meetings. Meetings of the Members may be called by the Board of Managers or any member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.3    Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.4    Voting. Each Member shall have voting power proportionate to such Member’s Percentage Interest. Except as otherwise expressly provided in this Agreement, the Members shall only be entitled to vote on the selection of members of the Board of Managers. Unless otherwise provided by law or this Agreement, action on a matter (other than the election of Managers) by Members at a meeting at which a quorum is present is approved if the votes cast favoring the action exceed the votes cast opposing the action. Managers shall be elected by a plurality of the votes cast by the Members entitled to vote in the election at a meeting at which a quorum is present.

6.5    Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken in lieu of a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Such action by written consent in lieu of a meeting shall be delivered to the Board of Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1    Management of Company. The overall management of the business and affairs of the Company shall be vested in the Board of Managers. All decisions with respect to the management of the Company shall be made by the Board of Managers.

7.2    Borrowing. The Company may borrow for Company purposes from any source upon such terms and conditions as the Board of Managers may determine. The Chief Manager shall be and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust, guarantees and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

BOARD OF MANAGERS

8.1    Election, Withdrawal and Removal of Managers. The Company shall at all times have a Board of Managers consisting of at least two (2) Managers, those being the Chief Manager and the Secretary. The Chief Manager and Secretary shall be the persons designated as such on Exhibit “C”, each of whom shall hold office until removal from office or until its respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary, may be held by the same person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers. The Members may, at any time and without cause, remove any one (1) or more of the Managers. The Members may, at any time, eliminate any Manager position other than that of the Chief Manager and the Secretary. Any Manager may, at any time and upon thirty (30) days prior written notice to the Members, resign as a Manager, but such resignation shall not affect its status as a Member, if any.

8.2    Authority of Board of Managers. Unless otherwise specifically stated herein, all decisions relating to the operation and management of the Company and its assets and affairs shall be made by the majority vote of the Board of Managers of the Company. The Board of Managers of the Company shall be entitled to meet and take action with respect to all matters relative to the Company and its assets.

8.3    Chief Manager. The Chief Manager shall:

(a)    Participate as a member of the Board of Managers and preside over any meetings of the Board of Managers;

(b)    See that all orders and resolutions of the Board of Managers are carried into effect;

(c)    Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated or limited (i) by the Certificate of Formation, (ii) by this Agreement, or (iii) by the Board of Managers to some other Manager or agent of the Company;

(d)    Carry out the day to day operations of the Company in accordance with the directions of and subject to the review of the Board of Managers;

(e)    Perform other duties prescribed by the Board of Managers, by this Agreement, or by the Act; and

(f)    In the event the Company has a vacancy in the office of Secretary, any notices, documents or other matters that otherwise are required to go to the Secretary may be delivered to the Chief Manager.

8.4    Secretary. The Secretary shall:

(g)    Participate as a member of the Board of Managers;

(h)    Keep accurate membership records for the Company;

(i)    Maintain records of and, whenever necessary, certify all proceedings of the Board of Managers of the Company;

(j)    Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company; and

(k)    Perform other duties prescribed by the Board of Managers or by the Chief Manager.

8.5    Other Managers. If the Members elect other Managers in addition to the Chief Manager and Secretary, such other Managers shall perform such duties as are specifically designated by the Board of Managers.

8.6    Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Board of Managers, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.7    Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest as defined in the Act is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Company and the transaction is authorized, approved or ratified by the Board of Managers or if the transaction is fair to the Company.

8.8    Other Interests. Notwithstanding any duty existing at law or in equity, any Manager or Member may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.9    Standard of Conduct. Notwithstanding any duty otherwise existing at law or in equity, a Manager shall discharge the duties of its office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

ARTICLE IX

INDEMNIFICATION

9.1    Authority to Indemnify. The Company shall be authorized and shall indemnify the Members and the Board of Managers pursuant to and in accordance with the Act.

ARTICLE X

FISCAL MATTERS

10.1    Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2    Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

10.3    Tax Status; Elections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, the Members hereby recognize that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

ARTICLE XI

GENERAL PROVISIONS

11.1    Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)    in the case of the Company, to the address set forth in Section 2.5;

(b)    in the case of any Members, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

11.2    Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

11.3    Applicable Law. This Agreement and the rights of the Members shall be governed by and construed and enforced in accordance with the laws of the State of Pennsylvania.

11.4    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

11.5    Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective heirs, executors, administrators, successors, transferees and assigns.

11.6    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

11.7    Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Members; provided, however, that this Secretary is hereby authorized and directed to amend Exhibit “B” and/or “C” to reflect changes in the information set forth on Exhibit “B” and/or “C”.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMBERS:

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc.,
its sole general partner

By:	/s/ Jeffery V. Curry

Jeffery V. Curry,
	Chief Legal Officer	MCL Legal

CBL/STROUD, INC.

By:	/s/ Jeffery V. Curry

Jeffery V. Curry,
	Chief Legal Officer	MCL Legal

EXHIBIT “A”

TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STROUD MALL, LLC

Those certain tracts or parcels of land located in Stroudsburg, Pennsylvania, and the improvements thereon constituting a regional shopping mall commonly known as “Stroud Mall.”

EXHIBIT “B”

TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STROUD MALL, LLC

Members

Name, Address	Percentage Interest	Cash Contributed or Agreed Value of Other Property or Services
CBL & Associates Limited Partnership	99%	$990.00
CBL Center, Suite 500 2030 Hamilton Place Boulevard
Chattanooga, Tennessee 37421

CBL/Stroud, Inc.	1%	$10.00
CBL Center, Suite 500 2030 Hamilton Place Boulevard
Chattanooga, Tennessee 37421

EXHIBIT “C”

TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STROUD MALL, LLC

Managers

Chief Manager:	CBL & Associates Limited Partnership

Secretary:	CBL/Stroud, Inc.